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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 for the Digital Equipment Corporation 1968 Employee Stock Purchase Plan and the Digital Equipment Corporation 1981 International Employee Stock Purchase Plan of our reports dated July 29, 1996, on our audits of the consolidated financial statements and financial statement schedules of Digital Equipment Corporation as of June 29, 1996 and July 1, 1995 and for each of the three fiscal years in the period ended June 29, 1996, which reports are contained in or incorporated by reference in the Corporation's Annual Report on Form 10-K.

                                             /s/ Coopers & Lybrand L.L.P.

Boston, Massachusetts                            Coopers & Lybrand L.L.P.
November 25, 1996